Exhibit 4.6.2

Return To:	Union State Bank of Everest DBA Bank of Atchison USB
701 Kansas Avenue
Prepared By:	Donald E. Ball

                          State of Kansas                          Space Above This Line For Recording Data

REAL ESTATE MORTGAGE

(With Future Advance Clause)

1.                   DATE AND PARTIES.  The date of this Mortgage (Security Instrument) is July 20, 2009 and the parties, their addresses and tax identification numbers, if required, are as follows:

MORTGAGOR:

MGP INGREDIENTS, INC. a Kansas Corporation

PO Box 130

Atchison, KS 66002

☐            If checked, refer to the attached Addendum incorporated herein, for additional Mortgagors, their signatures and acknowledgments.

LENDER:

Union State Bank of Everest DBA Bank of Atchison USB, organized and existing under the laws of Kansas

701 Kansas Avenue

Atchison, KS 66002

Taxpayer ID #: 48-0456400

2.                   CONVEYANCE.  For good and valuable consideration, the receipt and sufficiency of which is acknowledged, and to secure the Secured Debt (defined below) and Mortgagor’s performance under this Security Instrument, Mortgagor grants, bargains, conveys, mortgages and warrants to Lender the following described property:

See schedule “A”

KANSAS - AGRICULTURAL/COMMERCIAL REAL ESTATE SECURITY INSTRUMENT
(NOT FOR FNMA, FHLMC, FHA OR VA USE, AND NOT FOR CONSUMER PURPOSES)
© 1993, 2001 Bankers Systems, Inc., St. Cloud, MN Form AGCO-RESI-KS 11/25/2003
13615.CV (1/04) BOA92377	GOTO(00170de6)

The property is located in	Atchison	at	1300 Main
(County)

,	Atchison	, Kansas	66002
(Address)	(City)		(Zip Code)

Together with all rights, easements, appurtenances, royalties, mineral rights, oil and gas rights, crops, timber, all diversion payments or third party payments made to crop producers, all water and riparian rights, wells, ditches, reservoirs, and water stock and all existing and future improvements, structures, fixtures, and replacements that may now, or at any time in the future, be part of the real estate described above (all referred to as “Property”).

3.                   MAXIMUM OBLIGATION LIMIT.  The total principal amount secured by this Security Instrument at any one time shall not exceed $3,500,000.00.  This limitation of amount does not include interest and other fees and charges validly made pursuant to this Security Instrument.  Also, this limitation does not apply to advances made under the terms of this Security Instrument to protect Lender’s security and to perform any of the covenants contained in this Security Instrument.  The limitation is for the purposes set forth in K.S.A. § 9-1101, § 58-2336 and § 79-3102.

4.                   SECURED DEBT AND FUTURE ADVANCES.  The term “Secured Debt” is defined as follows:

A.      Debt incurred under the terms of all promissory note(s), contract(s), guaranty(ies) or other evidence of debt described below and all their extensions, renewals, modifications or substitutions.  (When referencing the debts below it is suggested that you include items such as borrowers’ names, note amounts, interest rates, maturity dates, etc.)

Note dated July 20th 2009.

B.        All future advances from Lender to Mortgagor or other future obligations of Mortgagor to Lender under any promissory note, contract, guaranty, or other evidence of debt existing now or executed after this Security Instrument whether or not this Security Instrument is specifically referenced, or such future advances or future obligations are incurred for any purpose that was related or unrelated to the purpose of the Security Instrument.  If more than one person signs this Security Instrument, each Mortgagor agrees that this Security Instrument will secure all future advances and future obligations that are given to or incurred by any one or more Mortgagor, or any one or more Mortgagor and others.  All future advances and other future obligations are secured by this Security Instrument even though all or part may not yet be advanced.  All future advances and other future obligations are secured as if made on the date of this Security Instrument.  Nothing in this Security Instrument shall constitute a commitment to make additional or future loans or advances in any amount.  Any such commitment must be agreed to in a separate writing.

C.        All obligations Mortgagor owes to Lender, which now exist or may later arise, to the extent not prohibited by law, including, but not limited to, liabilities for overdrafts relating to any deposit account agreement between Mortgagor and Lender.

D.       All additional sums advanced and expenses incurred by Lender for insuring, preserving or otherwise protecting the Property and its value and any other sums advanced and expenses incurred by Lender under the terms of this Security Instrument.

This Security Instrument will not secure any other debt if Lender fails to give any required notice of the right of rescission.

5.                   PAYMENTS.  Mortgagor agrees that all payments under the Secured Debt will be paid when due and in accordance with the terms of the Secured Debt and this Security Instrument.

6.                   WARRANTY OF TITLE.  Mortgagor warrants that Mortgagor is or will be lawfully seized of the estate conveyed by this Security Instrument and has the right to grant, bargain, convey, sell, mortgage and warrant the Property.  Mortgagor also warrants that the Property is unencumbered, except for encumbrances of record.

7.                   PRIOR SECURITY INTERESTS.  With regard to any other mortgage, deed of trust, security agreement or other lien document that created a prior security interest or encumbrance on the Property, Mortgagor agrees:

A.     To make all payments when due and to perform or comply with all covenants.

B.       To promptly deliver to Lender any notices that Mortgagor receives from the holder.

C.       Not to allow any modification or extension of, nor to request any future advances under any note or agreement secured by the lien document without Lender’s prior written consent.

8.                   CLAIMS AGAINST TITLE.  Mortgagor will pay all taxes, assessments, liens, encumbrances, lease payments, ground rents, utilities, and other charges relating to the Property when due.  Lender may require Mortgagor to provide to Lender copies of all notices that such amounts are due and the receipts evidencing Mortgagor’s payment.  Mortgagor will defend title to the Property against any claims that would impair the lien of this Security Instrument.  Mortgagor agrees to assign to Lender, as requested by Lender, any rights, claims or defenses Mortgagor may have against parties who supply labor or materials to maintain or improve the Property.

9.                   DUE ON SALE OR ENCUMBRANCE.  Lender may, at its option, declare the entire balance of the Secured Debt to be immediately due and payable upon the creation of, or contract for the creation of, any lien, encumbrance, transfer or sale of all or any part of the Property.  This right is subject to the restrictions imposed by federal law (12 C.F.R. 591), as applicable.  This covenant shall run with the Property and shall remain in effect until the Secured Debt is paid in full and this Security Instrument is released.

10.            TRANSFER OF AN INTEREST IN THE MORTGAGE.  If Mortgagor is an entity other than a natural person (such as a corporation or other organization), Lender may demand immediate payment if:

A.      A beneficial interest in Mortgagor is sold or transferred.

B.        There is a change in either the identity or number of members of a partnership or similar entity.

C.        There is a change in ownership of more than 25 percent of the voting stock of a corporation or similar entity.

However, Lender may not demand payment in the above situations if it is prohibited by law as of the date of this Security Instrument.

11.            ENTITY WARRANTIES AND REPRESENTATIONS.  If Mortgagor is an entity other than a natural person (such as a corporation or other organization), Mortgagor makes to Lender the following warranties and representations which shall continue as long as the Secured Debt remains outstanding:

A.      Mortgagor is duly organized and validly existing in Mortgagor’s state of incorporation or organization.  Mortgagor is in good standing in all states in which Mortgagor transacts business.  Mortgagor has the power and authority to own the Property and to carry on its business as now being conducted and, as applicable, is qualified to do so in each state in which Mortgagor operates.

B.        The execution, delivery and performance of this Security Instrument by Mortgagor and the obligations evidenced by the Secured Debt are within the power of Mortgagor, have been duly authorized, have received all necessary governmental approval, and will not violate any provision of law, or order of court or governmental agency.

C.        Other than previously disclosed in writing to Lender, Mortgagor has not changed its name within the last ten years and has not used any other trade or fictitious name.  Without Lender’s prior written consent, Mortgagor does not and will not use any other name and will preserve its existing name, trade names and franchises until the Secured Debt is satisfied.

12.            PROPERTY CONDITION, ALTERATIONS AND INSPECTION.  Mortgagor will keep the Property in good condition and make all repairs that are reasonably necessary.  Mortgagor shall not commit or allow any waste, impairment, or deterioration of the Property.  Mortgagor will keep the Property free of noxious weeds and grasses.  Mortgagor agrees that the nature of the occupancy and use will not substantially change without Lender’s prior written consent.  Mortgagor will not permit any change in any license, restrictive covenant or easement without Lender’s prior written consent.  Mortgagor will notify Lender of all demands, proceedings, claims, and actions against Mortgagor, and of any loss or damage to the Property.

No portion of the Property will be removed, demolished or materially altered without Lender’s prior written consent except that Mortgagor has the right to remove items of personal property comprising a part of the Property that become worn or obsolete, provided that such personal property is replaced with other personal property at least equal in value to the replaced personal property, free from any title retention device, security agreement or other encumbrance.  Such replacement of personal property will be deemed subject to the security interest created by this Security Instrument.  Mortgagor shall not partition or subdivide the Property without Lender’s prior written consent.

Lender or Lender’s agents may, at Lender’s option, enter the Property at any reasonable time for the purpose of inspecting the Property.  Lender shall give Mortgagor notice at the time of or before an inspection specifying a reasonable purpose for the inspection.  Any inspection of the Property shall be entirely for Lender’s benefit and Mortgagor will in no way rely on Lender’s inspection.

13.            AUTHORITY TO PERFORM.  If Mortgagor fails to perform any duty or any of the covenants contained in this Security Instrument, Lender may, without notice, perform or cause them to be performed.  Mortgagor appoints Lender as attorney in fact to sign Mortgagor’s name or pay any amount necessary for performance.  Lender’s right to perform for Mortgagor shall not create an obligation to perform, and Lender’s failure to perform will not preclude Lender from exercising any of Lender’s other rights under the law or this Security Instrument.  If any construction on the Property is discontinued or not carried on in a reasonable manner, Lender may take all steps necessary to protect Lender’s security interest in the Property, including completion of the construction.

14.            ASSIGNMENT OF LEASES AND RENTS.  Mortgagor assigns, grants, bargains, conveys, mortgages and warrants to Lender as additional security all the right, title and interest in the following (Property).

A.      Existing or future leases, subleases, licenses, guaranties and any other written or verbal agreements for the use and occupancy of the Property, including but not limited to, any extensions, renewals, modifications or replacements (Leases).

B.        Rents, issues and profits, including but not limited to, security deposits, minimum rents, percentage rents, additional rents, common area maintenance charges, parking charges, real estate taxes, other applicable taxes, insurance premium contributions, liquidated damages following default, cancellation premiums, “loss of rents” insurance, guest receipts, revenues, royalties, proceeds, bonuses, accounts, contract rights, general intangibles, and all rights and claims which Mortgagor may have that in any way pertain to or are on account of the use or occupancy of the whole or any part of the Property (Rents).

In the event any item listed as Leases or Rents is determined to be personal property, this Assignment will also be regarded as a security agreement.

Mortgagor will promptly provide Lender with copies of the Leases and will certify these Leases are true and correct copies.  The existing Leases will be provided on execution of the Assignment, and all future Leases and any other information with respect to these Leases will be provided immediately after they are executed.  Mortgagor may collect, receive, enjoy and use the Rents so long as Mortgagor is not in default.  Mortgagor will not collect in advance any Rents due in future lease periods, unless Mortgagor first obtains Lender’s written consent.  Upon default, Mortgagor will receive any Rents in trust for Lender and Mortgagor will not commingle the Rents with any other funds.  When Lender so directs, Mortgagor will endorse and deliver any payments of Rents from the Property to Lender.  Amounts collected will be applied at Lender’s discretion to the Secured Debts, the costs of managing, protecting and preserving the Property, and other necessary expenses.  Mortgagor agrees that this Security Instrument is immediately effective between Mortgagor and Lender and effective as to third parties on the recording of this Assignment.

As long as this Assignment is in effect, Mortgagor warrants and represents that no default exists under the Leases, and the parties subject to the Leases have not violated any applicable law on leases, licenses and landlords and tenants.  Mortgagor, at its sole cost and expense, will keep, observe and perform, and require all other parties to the Leases to comply with the Leases and any applicable law.  If Mortgagor or any party to the Lease defaults or fails to observe any applicable law, Mortgagor will promptly notify Lender.  If Mortgagor neglects or refuses to enforce compliance with the terms of the Leases, then Lender may, at Lender’s option, enforce compliance.

Mortgagor will not sublet, modify, extend, cancel, or otherwise alter the Leases, or accept the surrender of the Property covered by the Leases (unless the Leases so require) without Lender’s consent.  Mortgagor will not assign, compromise, subordinate or encumber the Leases and Rents without Lender’s prior written consent.  Lender does not assume or become liable for the Property’s maintenance, depreciation, or other losses or damages when Lender acts to manage, protect or preserve the Property, except for losses and damages due to Lender’s gross negligence or intentional torts.  Otherwise, Mortgagor will indemnify Lender and hold Lender harmless for all liability, loss or damage that Lender may incur when Lender opts to exercise any of its remedies against any party obligated under the Leases.

15.            LEASEHOLDS; CONDOMINIUMS; PLANNED UNIT DEVELOPMENTS.  Mortgagor agrees to comply with the provisions of any lease if this Security Instrument is on a leasehold.  If the Property includes a unit in a condominium or a planned unit development, Mortgagor will perform all of Mortgagor’s duties under the covenants, by-laws, or regulations of the condominium or planned unit development.

16.            DEFAULT.  Mortgagor will be in default if any of the following occur:

A.      Any party obligated on the Secured Debt fails to make payment when due or within five (5) days thereafter;

B.        A breach of any term or covenant in this Security Instrument or any other document executed for the purpose of creating, securing or guarantying the Secured Debt which is not cured within any grace period provided;

C.        The making or furnishing of any verbal or written representation, statement or warranty to Lender that is false or incorrect in any material respect by Mortgagor or any person or entity obligated on the Secured Debt;

D.       The death, dissolution, or insolvency of, appointment of a receiver for, or application of any debtor relief law to, Mortgagor or any other person or entity obligated on the Secured Debt;

E.         A good faith belief by Lender at any time that the prospect of any payment is impaired or the value of the Property is impaired;

F.         A material adverse change in Mortgagor’s business which Lender in its opinion believes impairs the value of the Property or repayment of the Secured Debt; or

G.        Any loan proceeds are used for a purpose that will contribute to excessive erosion of highly erodible land or to the conversion of wetlands to produce an agricultural commodity, as further explained in 7 C.F.R. Part 1940, Subpart G, Exhibit M.

17.            REMEDIES ON DEFAULT.  In some instances, federal and state law will require Lender to provide Mortgagor with notice of the right to cure or other notices and may establish time schedules for foreclosure actions.  Subject to these limitations, if any, Lender may accelerate the Secured Debt and foreclose this Security Instrument in a manner provided by law if Mortgagor is in default.

At the option of Lender, all or any part of the agreed fees and charges, accrued interest and principal shall become immediately due and payable, after giving notice if required by law, upon the occurrence of a default or anytime thereafter.  In addition, Lender shall be entitled to all the remedies provided by law, the terms of the Secured Debt, this Security Instrument and any related documents.  All remedies are distinct, cumulative and not exclusive, and the Lender is entitled to all remedies provided at law or equity, whether or not expressly set forth.  The acceptance by Lender of any sum in payment or partial payment on the Secured Debt after the balance is due or is accelerated or after foreclosure proceedings are filed shall not constitute a waiver of Lender’s right to require complete cure of any existing default.  By not exercising any remedy on Mortgagor’s default, Lender does not waive Lender’s right to later consider the event a default if it continues or happens again.

18.            EXPENSES; ADVANCES ON COVENANTS; ATTORNEYS’ FEES; COLLECTION COSTS.  Except when prohibited by law, Mortgagor agrees to pay all of Lender’s expenses if Mortgagor breaches any covenant in this Security Instrument.  Mortgagor will also pay on demand any amount incurred by Lender for insuring, inspecting, preserving or otherwise protecting the Property and Lender’s security interest.  These expenses will bear interest from the date of the payment until paid in full at the highest interest rate in effect as provided in the terms of the Secured Debt.  Mortgagor agrees to pay all reasonable costs and expenses incurred by Lender in collecting, enforcing or protecting Lender’s rights and remedies under this Security Instrument.  This amount may include, but is not limited to, collection agency fees or attorneys’ fees, but not both, and other legal costs and expenses incurred by Lender in exercising any remedy under this Loan or under the law, for all persons other than salaried employees of Lender.  This Security Instrument shall remain in effect until released.

19.            ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES.  As used in this section, (1) Environmental Law means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA, 42 U.S.C. 9601 et seq.), all other federal, state and local laws, regulations, ordinances, court orders, attorney general opinions or interpretive letters concerning the public health, safety, welfare, environment or a hazardous substance; and (2) Hazardous Substance means any toxic, radioactive or hazardous material, waste, pollutant or contaminant which has characteristics which render the substance dangerous or potentially dangerous to the public health, safety, welfare or environment.  The term includes, without limitation, any substances defined as “hazardous material,” “toxic substances,” “hazardous waste,” “hazardous substance” or “regulated substance” under any Environmental Law.

Mortgagor represents, warrants and agrees that, except as disclosed in a Phase I report provided to lender:

A.      Except as previously disclosed and acknowledged in writing to Lender, no Hazardous Substance has been, is, or will be located, transported, manufactured, treated, refined, or handled by any person on, under or about the Property, except in the ordinary course of business and in strict compliance with all applicable Environmental Law.

B.        Except as previously disclosed and acknowledged in writing to Lender, Mortgagor has not and will not cause, contribute to, or permit the release of any Hazardous Substance on the Property.

C.        Mortgagor will immediately notify Lender if (1) a release or threatened release of Hazardous Substance occurs on, under or about the Property or migrates or threatens to migrate from nearby property; or (2) there is a violation of any Environmental Law concerning the Property.  In such an event, Mortgagor will take all necessary remedial action in accordance with Environmental Law.

D.       Except as previously disclosed and acknowledged in writing to Lender, Mortgagor has no knowledge of or reason to believe there is any pending or threatened investigation, claim, or proceeding of any kind relating to (1) any Hazardous Substance located on, under or about the Property; or (2) any violation by Mortgagor or any tenant of any Environmental Law.  Mortgagor will immediately notify Lender in writing as soon as Mortgagor has reason to believe there is any such pending or threatened investigation, claim, or proceeding.  In such an event, Lender has the right, but not the obligation, to participate in any such proceeding including the right to receive copies of any documents relating to such proceedings.

E.         Except as previously disclosed and acknowledged in writing to Lender, Mortgagor and every tenant have been, are and shall remain in full compliance with any applicable Environmental Law.

F.         Except as previously disclosed and acknowledged in writing to Lender, there are no underground storage tanks, private dumps or open wells located on or under the Property and no such tank, dump or well will be added unless Lender first consents in writing.

G.        Mortgagor will regularly inspect the Property, monitor the activities and operations on the Property, and confirm that all permits, licenses or approvals required by any applicable Environmental Law are obtained and complied with.

H.       Mortgagor will permit, or cause any tenant to permit, Lender or Lender’s agent to enter and inspect the Property and review all records at any reasonable time to determine (1) the existence, location and nature of any Hazardous Substance on, under or about the Property; (2) the existence, location, nature, and magnitude of any Hazardous Substance that has been released on, under or about the Property; or (3) whether or not Mortgagor and any tenant are in compliance with applicable Environmental Law.

I.            Upon Lender’s request and at any time, Mortgagor agrees, at Mortgagor’s expense, to engage a qualified environmental engineer to prepare an environmental audit of the Property and to submit the results of such audit to Lender.  The choice of the environmental engineer who will perform such audit is subject to Lender’s approval.

J.           Lender has the right, but not the obligation, to perform any of Mortgagor’s obligations under this section at Mortgagor’s expense.

K.       As a consequence of any breach of any representation, warranty or promise made in this section, (1) Mortgagor will indemnify and hold Lender and Lender’s successors or assigns harmless from and against all losses, claims, demands, liabilities, damages, cleanup, response and remediation costs, penalties and expenses, including without limitation all costs of litigation and attorneys’ fees, which Lender and Lender’s successors or assigns may sustain; and (2) at Lender’s discretion, Lender may release this Security Instrument and in return Mortgagor will provide Lender with collateral of at least equal value to the Property secured by this Security Instrument without prejudice to any of Lender’s rights under this Security Instrument.

L.         Notwithstanding any of the language contained in this Security Instrument to the contrary, the terms of this section shall survive any foreclosure or satisfaction of this Security Instrument regardless of any passage of title to Lender or any disposition by Lender of any or all of the Property.  Any claims and defenses to the contrary are hereby waived.

20.            CONDEMNATION.  Mortgagor will give Lender prompt notice of any pending or threatened action, by private or public entities to purchase or take any or all of the Property through condemnation, eminent domain, or any other means, Mortgagor authorizes Lender to intervene in Mortgagor’s name in any of the above described actions or claims.  Mortgagor assigns to Lender the proceeds of any award or claim for damages connected with a condemnation or other taking of all or any part of the Property.  Such proceeds shall be considered payments and will be applied as provided in this Security Instrument.  This assignment of proceeds is subject to the terms of any prior mortgage, deed of trust, security agreement or other lien document.

21.            INSURANCE.  Mortgagor agrees to maintain insurance as follows:

A.      Mortgagor shall keep the Property insured against loss by fire, flood, theft and other hazards and risks reasonably associated with the Property due to its type and location.  This insurance shall be maintained in the amounts and for the periods that Lender requires.  What Lender requires pursuant to the preceding two sentences can change during the term of the Secured Debt.  The insurance carrier providing the insurance shall be chosen by Mortgagor subject to Lender’s approval, which shall not be unreasonably withheld.  If Mortgagor fails to maintain the coverage described above, Lender may, at Lender’s option, obtain coverage to protect Lender’s rights in the Property according to the terms of this Security Instrument.

All insurance policies and renewals shall be acceptable to Lender and shall include a standard “mortgage clause” and, where applicable, “loss payee clause.”  Mortgagor shall immediately notify Lender of cancellation or termination of the insurance.  Lender shall have the right to hold the policies and renewals.  If Lender requires, Mortgagor shall immediately give to Lender all receipts of paid premiums and renewal notices.  Upon loss, Mortgagor shall give immediate notice to the insurance carrier and Lender.  Lender may make proof of loss if not made immediately by Mortgagor.

Unless otherwise agreed in writing, all insurance proceeds shall be applied to restoration or repair of the Property or to the Secured Debt, whether or not then due, at Lender’s option.  Any application of proceeds to principal shall not extend or postpone the due date of scheduled payment nor change the amount of any payment.  Any excess will be paid to the Mortgagor.  If the Property is acquired by Lender, Mortgagor’s right to any insurance policies and proceeds resulting from damage to the Property before the acquisition shall pass to Lender to the extent of the Secured Debt immediately before the acquisition.

B.        Mortgagor agrees to maintain comprehensive general liability insurance naming Lender as an additional insured in an amount acceptable to Lender, insuring against claims arising from any accident or occurrence in or on the Property.

C.        Mortgagor agrees to maintain rental loss or business interruption insurance, as required by Lender, in an amount equal to at least coverage of one year’s debt service, and required escrow account deposits (if agreed to separately in writing), under a form of policy acceptable to Lender.

22.            ESCROW FOR TAXES AND INSURANCE.  Unless otherwise provided in a separate agreement, Mortgagor will not be required to pay to Lender funds for taxes and insurance in escrow.

23.            FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS.  Mortgagor will provide to Lender upon request, any financial statement or information Lender may deem reasonably necessary.  Mortgagor agrees to sign, deliver, and file any additional documents or certifications that Lender may consider necessary to perfect, continue, and preserve Mortgagor’s obligations under this Security Instrument and Lender’s lien status on the Property.

24.            JOINT AND INDIVIDUAL LIABILITY; CO-SIGNERS; SUCCESSORS AND ASSIGNS BOUND.  All duties under this Security Instrument are joint and individual.  If Mortgagor signs this Security Instrument but does not sign an evidence of debt, Mortgagor does so only to mortgage Mortgagor’s interest in the Property to secure payment of the Secured Debt and Mortgagor does not agree to be personally liable on the Secured Debt.  If this Security Instrument secures a guaranty between Lender and Mortgagor, Mortgagor agrees to waive any rights that may prevent Lender from bringing any action or claim against Mortgagor or any party indebted under the obligation.  These rights may include, but are not limited to, any anti-deficiency or one-action laws.  Mortgagor agrees that Lender and any party to this Security Instrument may extend, modify or make any change in the terms of this Security Instrument or any evidence of debt without Mortgagor’s consent.  Such a change will not release Mortgagor from the terms of this Security Instrument.  The duties and benefits of this Security Instrument shall bind and benefit the successors and assigns of Mortgagor and Lender.

25.            APPLICABLE LAW; SEVERABILITY; INTERPRETATION.  This Security Instrument is governed by the laws of the jurisdiction in which Lender is located, except to the extent otherwise required by the laws of the jurisdiction where the Property is located.  This Security Instrument is complete and fully integrated.  This Security Instrument may not be amended or modified by oral agreement.  Any section in this Security Instrument, attachments, or any agreement related to the Secured Debt that conflicts with applicable law will not be effective, unless that law expressly or impliedly permits the variations by written agreement.  If any section of this Security Instrument cannot be enforced according to its terms, that section will be severed and will not affect the enforceability of the remainder of this Security Instrument.  Whenever used, the singular shall include the plural and the plural the singular.  The captions and headings of the sections of this Security Instrument are for convenience only and are not to be used to interpret or define the terms of this Security Instrument.  Time is of the essence in this Security Instrument.

26.            NOTICE.  Unless otherwise required by law, any notice shall be given by delivering it or by mailing it by first class mail to the appropriate party’s address on page 1 of this Security Instrument, or to any other address designated in writing.  Notice to one mortgagor will be deemed to be notice to all mortgagors.

27.            WAIVERS.  Except to the extent prohibited by law, Mortgagor waives all appraisement, homestead exemption, and redemption rights relating to the Property.  However, the waiver of redemption is not applicable to that portion of the Property that covers agricultural land or a single or two-family dwelling owned by or held in trust for a natural person.

28.            U.C.C. PROVISIONS.  If checked, the following are applicable to, but do not limit, this Security Instrument:

☐            Construction Loan.  This Security Instrument secures an obligation incurred for the construction of an improvement on the Property.

☒          Fixture Filing.  Mortgagor grants to Lender a security interest in all goods that Mortgagor owns now or in the future and that are or will become fixtures related to the Property.

☐            Crops; Timber; Minerals; Rents, Issues and Profits.  Mortgagor grants to Lender a security interest in all crops, timber and minerals located on the Property as well as all rents, issues, and profits of them including, but not limited to, all Conservation Reserve Program (CRP) and Payment in Kind (PIK) payments and similar governmental programs (all of which shall also be included in the term “Property”).

☐            Personal Property.  Mortgagor grants to Lender a security interest in all personal property located on or connected with the Property, including all farm products, inventory, equipment, accounts, documents, instruments, chattel paper, general intangibles, and all other items of personal property Mortgagor owns now or in the future and that are used or useful in the construction, ownership, operation, management, or maintenance of the Property (all of which shall also be included in the term “Property”).  The term “personal property” specifically excludes that property described as “household goods” secured in connection with a “consumer” loan as those terms are defined in applicable federal regulations governing unfair and deceptive credit practices.

☒          Filing As Financing Statement.  Mortgagor agrees and acknowledges that this Security Instrument also suffices as a financing statement and any carbon, photographic or other reproduction may be filed of record for purposes of Article 9 of the Uniform Commercial Code.

29.            OTHER TERMS.  If checked, the following are applicable to this Security Instrument:

☐            Line of Credit.  The Secured Debt includes a revolving line of credit provision.  Although the Secured Debt may be reduced to a zero balance, this Security Instrument will remain in effect until released.

☐            Agricultural Property.  Mortgagor covenants and warrants that the Property will be used principally for agricultural or farming purposes and that Mortgagor is an individual or entity allowed to own agricultural land as specified by law.

☐            Purchase Money Mortgage.  The Secured Debt includes money which is used in whole or in part to purchase the Property.

☐            Separate Assignment.  The Mortgagor has executed or will execute a separate assignment of leases and rents.  If the separate assignment of leases and rents is properly executed and recorded, then the separate assignment will supersede this Security Instrument’s “Assignment of Leases and Rents” section.

☐            Additional Terms.

See loan agreement & Loan.

30.            WAIVER OF JURY TRIAL.  To the extent not prohibited by law, Mortgagor and Lender knowingly and intentionally waive the right, which the party may have, to a trial by jury with respect to any litigation arising from the Secured Debt, or any other agreement executed in conjunction with the Evidence of Debt and this Mortgage.  Mortgagor and Lender each acknowledge that this section has either been brought to the attention of each party’s legal counsel or that each party had the opportunity to do so.

SIGNATURES:  By signing below, Mortgagor agrees to the terms and covenants contained in this Security Instrument and in any attachments.  Mortgagor also acknowledges receipt of a copy of this Security Instrument on the date stated on page 1.

Entity Name:	MGP INGREDIENTS, INC.	Entity Name:

/s/ Timothy W. Newkirk
(Signature)	Timothy W. Newkirk, President and CEO (Date)	(Signature)	(Date)

(Signature)	(Date)	(Signature)	(Date)

ACKNOWLEDGMENT:

(Individual)	STATE OF COUNTY OF } ss.
This instrument was acknowledged before me this day of day of by
My commission expires:

(Notary Public)

STATE OF Kansas, COUNTY OF Atchison} ss.
(Business or Entity Acknowledgment

This instrument was acknowledged before me this day of 20th day of July 2009 by Timothy W. Newkirk, President & CEO (Title(s)) of MGP INGREDIENTS, INC. (Name of Business or Entity) a Kansas Corporation on behalf of the business or entity.

My commission expires: 9/1/12
/s/ Donald E. Ball

(Notary Public)

Schedule “A”

MGP Ingredients, Inc.

July 20, 2009

Parcel 1:

(Intentionally omitted)

Parcel 2:

(Intentionally omitted)

Parcel 3:

West Thirty-five feet (35') of Lot Three (3), Block twenty and one-half (201/2), in West Atchison, an addition to the City of Atchison.

Parcel 4:

The West Half of Lot two (2), in Block twenty and one-half (201/2), in West Atchison, an addition to the City of Atchison.

Parcel 5:

Lot One (1) and the East Half of Lot Two (2), in Block twenty and one-half (201/2), in West Atchison, an addition to the City of Atchison.

Parcel 6:

The East Thirty-eight and three-fourths feet (E 38.75') of Lot Three (3), Block twenty and one-half (201/2), in that part of the City of Atchison known and designated as West Atchison.

Parcel 7:

The East one-half (E1/2) of Lot Four (4), Block twenty and one-half (201/2) in West Atchison, an addition to the City of Atchison.

Parcel 8:

The West one-half (W1/2) of Lot Four (4), Block twenty and one-half (201/2), in West Atchison, an addition to the City of Atchison.

Parcel 9:

Lot Five (5) in Block twenty and one-half (2.01/2), in West Atchison, an addition to the City of Atchison.

Parcel 10:

The South Thirty feet (30') of Lot Six (6), Block twenty (20), West Atchison, an addition to the City of Atchison.

Parcel 11:

The North Ninety feet of Lot six (6), in Block Twenty (20) in West Atchison, an addition to the City of Atchison, Kansas, together with the West vacated Thirty feet of Roberts Street, which abut on the East of said North Ninety feet of Lot six.

Parcel 12:

The East (E) Forty (40) feet of Lot Seven (7), in Block twenty (Blk 20), in West Atchison (WA), an addition to the City of Atchison.

Parcel 13:

The West Thirty-three and three-fourths feet (33 3/4') of Lot Seven (7), the East Eleven and One-fourth feet (111/4') of Lot Eight (8), Block twenty (20), West Atchison, an addition to the City of Atchison.

Parcel 14:

The East thirty feet (30') of the West sixty-two and one-half feet (62W) of Lot Eight (8), Block twenty (20), West Atchison, an addition to the City of Atchison.

Parcel 15:

All of the West Thirty-two and one-half feet (W 32'/2') of Lot Eight (8), Block twenty (20), West Atchison, an addition to the City of Atchison.

Parce 16:

The East Forty-seven feet (47') of Lot Ten (10), Block twenty (20), West Atchison, an addition to the City of Atchison.

Parcel 17:

The North Thirty feet (30') of the South sixty feet (60') of Lot Six (6), Block twenty (20), West Atchison, an addition to the City of Atchison.

Parcel 18:

The East Fifty Eight feet (E 58') of Lot Eight (8), Block twenty and one-half (201/2), in West Atchison, an addition to the City of Atchison.

Parcel 19:

The East (E) Seventy-three and one-third (73 1/3) feet of Lot Seven (LT 7), and the West (W) Fifty-two (52) feet of Lot Eight (LT 8), Block twenty and one-half (201/2) in West Atchison, an addition to the City of Atchison.

Parcel 20:

The East Three feet (E 3') and Nine inches (9") of Lot six (6) and the West thirty-six feet (W 36') and Eight inches (8") of Lot Seven (7), all in Block twenty and one-half (201/2) in West Atchison, an addition to the City of Atchison.

Parcel 21:

The West Eighty-five feet (W 85') of Lot six (LT 6), in Block twenty and one-half (Blk 201/2), in West Atchison, an addition to the City of Atchison.

Parcel 22:

Lot Eleven (Lt 11) and the West (W) Thirty (30) feet of vacated Roberts Street, all in Block twenty (Blk 20), in West Atchison, an addition to the City of Atchison, Kansas.

Parcel 23:

Tract No. 1

Lots 1 to 16, both inclusive, Block 211/2, West Atchison, an addition to the City of Atchison, Kansas, together with all adjacent tracts out of the streets and alleys adjoining said Lots heretofore acquired, by reversion, upon the vacation of said streets and alleys.

Tract No. 2

Lots 9, 10, and 11, Block 21, West Atchison, an addition to the City of Atchison, Kansas, and the West 30 feet of vacated Roberts Street East of and adjoining said Lot 11, excepting the following described tract:

Beginning at a point 14 feet East of the Southeast corner of said Lot 11; thence East 16 feet to the center line of Roberts Street (now vacated); thence North along said center line 30 feet; thence southwesterly 34 feet to the point of beginning, together with all adjacent tracts out of the streets and alleys adjoining the tract above described heretofore acquired, by reversion, upon the vacation of said streets and alleys.

Tract No. 3

Lot 6, Block 21, West Atchison, an addition to the City of Atchison, Kansas, and the West 30 feet of vacated Roberts Street East of and adjoining said Lot, except the following described tract:

Beginning at the Northwest corner of said Lot 6; thence East along the North line of said Lot and the Easterly continuation thereof 100 feet; thence South 100 feet; thence West 100 feet to a point on the West line of said Lot 6; thence North 100 feet to the point of beginning. Together with all adjacent tracts out of the streets and alleys adjoining the tract above described heretofore acquired, by reversion, upon the vacation of said streets and alleys.

Tract No. 4

Lots 1 to 8, both inclusive, Block 50, L. C. Challiss Addition, an addition to the City of Atchison, Kansas, together with all adjacent tracts out of the streets and alleys adjoining said lots heretofore acquired, by reversion, upon the vacation of said streets and alleys.

Tract No. 5

All that part of Block 28, John Roberts’ Third Addition, now vacated together with a portion of Utah Avenue adjacent thereto, now vacated, in West Atchison, an addition to the City of Atchison, Kansas, described as follows:

Beginning at the point on the South line of Utah Avenue (now vacated) approximately 165 feet West of the Northeast corner of said Block 28, measured along the North line of said Block (said point being 9 feet Northwesterly of, measured at right angles to, the center line of the Missouri Pacific Railroad Co. Track No. 17-137); thence Southwesterly along a line making a Southwest angle of 54°14' with said North line of said Block 28 a distance of 70 feet to a point (said point being 9 feet Northwesterly of, measured at right angles to, the center line of said Track 17-137); thence Northwesterly at right angles to the last described course 10 feet to a point (said point being 9 feet Northwesterly of, measured at right angles to, the center line of the Missouri Pacific Railroad Co. Tract No. 17-138); thence Southwesterly along a line turning an angle of 82°53' to the left of the last described course 80 feet to a point (said point being 9 feet Northwesterly of, measured at right angles to, the center line of said Track No. 17-138); thence Southwesterly along a line turning an angle of 10°03' to the right of the last described course 67.5 feet to a point (said point being 9 feet Northwesterly of, measured at right angles to, the center line of said Track No. 17-138); thence Southwesterly along a line turning an angle of 9°32' to the right of the last described course 67.5 feet to a point (said point being 9 feet Northwesterly of, measured at right angles to, the center line of said Track No. 17-138); thence Southwesterly along a line turning an angle of 5°32' to the right of the last described course 67.5 feet to a point (said point being 9 feet Northwesterly of, measured at right angles to, the center line of said Track No. 17-138); thence Southwesterly along a line turning an angle of 5° to the right of the last described course 136 feet, more or less, to a point on the West line of said Block 28 (said point being 9 feet Northwesterly of, measured at right angles to, the center line of said Track No. 17-138); thence Northwesterly along the West line of said Block 28 and the extension thereof 285 feet, more or less, to the center line of vacated Utah Avenue; thence East along the center line of vacated Utah Avenue 445 feet, thence Southwesterly along a line turning an angle of 114°18' to the right of the last described course 44.6 feet, more or less, to the point of beginning.

Parcel 24:

Lot 8, in Block 21, in that part of the City of Atchison usually known and designated as West Atchison, an Addition to the City of Atchison.

Parcel 25:

The North One Hundred feet (N 100') of Lot Seven (7), in Block twenty-one (21), in West Atchison, an addition to the City of Atchison.

Parcel 26:

The South (S) Fifty (50) feet of Lot Seven (Lt 7), Block Twenty-one (Blk 21), in West Atchison (WA), an addition to the City of Atchison, Atchison County, Kansas, according to the Recorded Plat Thereof.

Parcel 27:

The East Fifty-six feet (56') of Lot Twenty (20), in Block Twenty-Two (22), in West Atchison, an addition to the City of Atchison.

Parcel 28:

The East Twenty-six feet Ten inches (26'10”) of Lot Seventeen (17), Block Twenty-two (22), West Atchison, an addition to the City of Atchison.

Parcel 29:

The North Eighty-seven and one-half feet (N 87W) of Lots One (1) and Two (2), in Block Twenty-two (22), in West Atchison, an addition to the City of Atchison.

Parcel 30:

The South sixty-two and one-half feet (621/2') of Lot One (1) and the South sixty-two and one-half feet (62W) of Lot Two (2), Except the West twenty-five feet (25') of said Lot Two (2), all in Block Twenty-two (22), in West Atchison, an addition to the City of Atchison.

Parcel 31: (Intentionally omitted)

Parcel 32: (Intentionally omitted)

Parcel 33:

(Intentionally omitted)

Parcel 34:

(Intentionally omitted)

Parcel 35:

Tracts No 1, 2 and 3 Intentionally omitted.

Tract No 4

All of Lots Twenty-five (25) and Twenty-six (26) and the West 0.50 feet of Lot Twenty- seven (27), in Block Forty (40), in L. C. Challiss Addition to the City of Atchison.

Parcel 36:

The South 76 feet of Lots One (1) and Two (2), in Block Forty (40), in L. C. Challiss Addition, an addition to the City of Atchison.

Parcel 37:

Lots Fifteen (15) and Sixteen (16), in Block Forty (40), L. C. Challiss Addition, an addition to the City of Atchison.

Parcel 38:

Lot Seventeen (17), and the East Ten (10) feet of Lot Eighteen (18), Block Forty (40) in the L. C. Challiss Addition to the City of Atchison.

Parcel 39:

Lot Nineteen (19) and the West Fifteen feet (W 15') of Lot Eighteen (18), in Block Forty (40), in L. C. Challiss Addition to the City of Atchison.

Parcel 40:

All of Lots 35 to 38 inclusive, in Block 40, L. C. Challiss Addition to the City of Atchison, Atchison County, Kansas, Except that part of the same that is South of the Most Northwesterly right of way line of the Missouri Pacific Railroad Co. and running through said Lots in Block 40, L. C. Challiss Addition.

Parcel 41:

(Intentionally omitted) Same description as Parcel 36.

Parcel 42:

All of Lots 39 and 40 of Block 40 of the L. C. Challiss Addition to the City of Atchison, Atchison County, Kansas, and all those portions of Lots 31, 32, 33, 34, 35, 36, 37 and 38 of said Block 40 that lie Southeasterly and Easterly of the Southeasterly line of that certain strip of land described in General Warranty Deed dated October 14, 1929, from Missouri Pacific Railroad Company to Pillsbury Flour Mills Company, identified in the Missouri Pacific Railroad Deed Records as Document No. 1600306 #3-2.

Also the North 30 feet of Lot 42 of Block 40 of the L. C. Challiss Addition to the City of Atchison.

Parcel 43:

(Intentionally omitted)

Parcel 44:

Lots One (1) through Sixteen (16), inclusive, and Lot Twenty-two (22), in Block Forty- eight (48), in L. C. Challiss’ Addition to the City of Atchison, Atchison County, Kansas; and

A tract in the Southeast Quarter (SE%) of the Northwest Quarter (NW’) of Section One (1), Township Six (6), Range Twenty (20), described as follows:

Beginning at a point in the West line of Thirteenth Street in the City of Atchison, 320 feet Northwardly from the intersection of said West line with the East and West center line of said Section 1, thence Southwardly along said West line 15 feet more or less to a point in the Northwesterly line of a tract of land condemned by the City of Atchison pursuant to Ordinance No. 3966, Report of Condemnation being recorded in Book 234, Page 523, of the Register of Deeds’ office for Atchison County, thence Southwestwardly along said Northwesterly line to a point in the prolongation Southerly of the East line of Fourteenth Street, thence Northwardly along said prolongation 390 feet more or less to an intersection with the Southeasterly line of property of the Atchison, Topeka and Santa Fe Railway Company, thence Northeastwardly along said Southeasterly line 610 feet more or less to a point in the West line of Thirteenth Street vacated Under Ordinance No. 3192, dated May 24, 1915, thence Eastwardly by a straight line at right angles to said West line of Thirteenth Street 30 feet to the center line of said Thirteenth Street vacated, thence Southwardly along said center line 400 feet more or less to the Southerly line of that part of Thirteenth Street vacated under said Ordinance, thence Westwardly along said Southerly line 30 feet to the point of beginning, Containing 5.85 acres more or less.

Parcel 45:

Lots One and Two (1 & 2) and the North Sixty Five feet (N 65') and the East Half (E1/2) of the South eighty-five feet (S 85') of Lot Three (3) in Block Fifty-one (51), in L. C. Challiss Addition to the City of Atchison.

Parcel 46:

Lots Thirteen and Fourteen (Lts 13 & 14), Block Fifty-one (Blk 51), in L. Challiss’ Addition to the City of Atchison.

Parcel 47:

All of Lots Twenty-three (23) and Twenty-four (24), in Block Fifty-one (51) in that part of the City of Atchison known and designated as L. C. Challiss Addition.

Parcel 48:

Lots Nineteen (19), Twenty (20), Twenty-one (21) and Twenty-two (22), Block Fifty-one (51), L. C. Challiss Addition to the City of Atchison.

Parcel 49:

Lots Fifteen (15), Sixteen (16), Seventeen (17) and Eighteen (18), Block Fifty-one (51) in L. C. Challiss Addition to the City of Atchison.

Parcel 50:

(Intentionally omitted)

All in Atchison County, Kansas.